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                                                                    EXHIBIT 99.1

                     DVI, INC. RECEIVES APPROVAL OF MOTIONS

             Interim Approval for $148 Million in New DIP Financing

                        Authorizes Use of Cash Collateral


Jamison, PA - September 25, 2003 - DVI, Inc. (OTCBB:DVIX) announced that, at a hearing held today, the United States Bankruptcy Court for the District of Delaware granted the Company and its two debtor subsidiaries interim approval for up to $148 million in debtor-in-possession financing (DIP) from Goldman Sachs Credit Partners L.P. and Ableco Finance LLC.

The facility will refinance and replace the exiting $20 million DIP facility from Ableco Finance and enable DVI to fund a settlement with Fleet National Bank and its co-lender under the $150 million Fourth Amended and Restated Loan Agreement dated March 29, 2002. Pursuant to that agreement, DVI will pay approximately $100 million to and release all claims against Fleet and its co-lenders in exchange for a release by Fleet and its co-lenders of all claims against DVI, resulting in a benefit to DVI of approximately $50 million. In addition, the new financing will enable DVI to make investments of up to $20 million in its special purpose vehicle subsidiaries.

The Court also approved a series of other motions including authorizing the use of cash collateral; providing adequate protection to certain pre-petition secured creditors; and authorizing DVI Business Credit Corporation to continue performing under agreements with DVI Business Credit Receivables Corporation.

"We are very pleased by the Court's approval of our motions," said Mark E. Toney, CEO of DVI. "Today's decisions will help us to maximize our enterprise value by ensuring sufficient liquidity and enabling us to continue to stabilize the organization as we work through the sale process." Mark E. Toney is a Principal with AlixPartners, LLC, an international crisis management and turnaround firm.

DVI filed for Chapter 11 protection on August 25, 2003. The case numbers for the Company's filings in the U.S. Bankruptcy Court for the District of Delaware are:

DVI, Inc. 03-12656
DVI Financial Services 03-12657
DVI Business Credit 03-12658

DVI is an independent specialty finance company for healthcare providers worldwide with $2.8 billion of managed assets. DVI extends loans and leases to finance the purchase of diagnostic imaging and other therapeutic medical equipment directly and through vendor programs throughout the world. DVI also offers lines of credit for working capital backed by healthcare receivables in the United States.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release, which are not historical facts, are forward-looking statements. Such statements are based upon many important factors, which may be outside the DVI's control, causing actual results to differ materially from those suggested. Such factors include, but are not limited to, legislative and regulatory changes in general, including such changes affecting the healthcare industry, demand for DVI's services, market interest rates, pricing, market condition in the markets in which we operate, the effect of economic conditions, litigation, competition from institutions offering similar products and services, our access to funding on acceptable terms, the ability to complete financing transactions, and other risks identified in DVI's filings with the Securities and Exchange Commission.

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